UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                               -----------------
                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*

                              PHARMION CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   71715B409
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                NOVEMBER 6, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)
          [_]  Rule 13d-(c)
          [X]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS

     CELGENE CORPORATION

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     22-2711928

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION                   DELAWARE



________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER                       1,939,598

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER                     NONE

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER                  1,939,598

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER                NONE

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH            1,939,598
     REPORTING PERSON



________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)      8.1%



________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTION)             CO

ITEM 1(a).  NAME OF ISSUER:

            Pharmion Corporation

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            2528 28th Street, Boulder, Colorado 80301

ITEM 2(a).  NAME OF PERSON FILING:

            Celgene Corporation

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

            7 Powder Horn Drive, Warren, New Jersey 07059

ITEM 2(c).  CITIZENSHIP:

            Delaware

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, $.001 par value

ITEM 2(e).  CUSIP NUMBER:

            71715B409

ITEM 3.     Not applicable

ITEM 4(a).  OWNERSHIP.  AMOUNT BENEFICIALLY OWNED:

            See Item 9 of the cover page attached hereto, which information is hereby incorporated by reference.

ITEM 4(b).  OWNERSHIP.  PERCENT OF CLASS:

            See Item 11 of the cover page attached hereto, which information is hereby incorporated by reference.

ITEM 4(c).  OWNERSHIP. NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            See Items 5 through 8 of the cover page attached hereto, which information is hereby incorporated by reference.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
            Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
            Not Applicable.

ITEM 8.     IDENTIFICATION  AND  CLASSIFICATION  OF MEMBERS OF THE GROUP.
            Not Applicable.


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:
            Not Applicable.

ITEM 10.    CERTIFICATIONS.
            Not Applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  March 8, 2004


                                        CELGENE CORPORATION


                                    By: /s/Robert J.Hugin
                                        ----------------------------------------
                                        Name:  Robert J.Hugin
                                        Title: Chief Financial Officer